                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /x/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /x/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                         Polaris Industries Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                 [POLARIS LOGO]

POLARIS INDUSTRIES INC.                        1225 Highway 169 North
                                               Minneapolis, Minnesota 55441-5078
                                               612-542-0500
                                               Fax: 612-542-0599

                                                                  March 30, 1998

Dear Fellow Shareholder:

    The Board of Directors of Polaris Industries Inc. joins me in extending a cordial invitation to attend our 1998 Annual Meeting of Shareholders which will be held at the Radisson Hotel and Conference Center, 3131 Campus Drive, Plymouth, Minnesota 55441, on Thursday, May 21, 1998 at 9:00 a.m. local time.

    In addition to voting on the matters described in the accompanying Notice of Annual Meeting and Proxy Statement, we will review Polaris' 1997 business and discuss our direction for the coming years. There will also be an opportunity, after conclusion of the formal business of the meeting, to discuss other matters of interest to you as a shareholder.

    It is important that your shares be represented at the meeting whether or not you plan to attend in person. Therefore, please sign and return the enclosed proxy in the envelope provided. If you do attend the meeting and desire to vote in person, you may do so even though you have previously sent a proxy.

    We hope that you will be able to attend the meeting, and we look forward to seeing you.

                                          Sincerely,

                                          /s/ W. Hall Wendel, Jr.

                                          W. Hall Wendel, Jr.
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Enclosures

                            POLARIS INDUSTRIES INC.
                             1225 HIGHWAY 169 NORTH
                       MINNEAPOLIS, MINNESOTA 55441-5078

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 21, 1998

                            ------------------------

TO POLARIS SHAREHOLDERS:

    The 1998 Annual Meeting of Shareholders of Polaris Industries Inc. will be held at the Radisson Hotel and Conference Center, 3131 Campus Drive, Plymouth, Minnesota 55441, at 9:00 a.m. local time on Thursday, May 21, 1998 for the following purposes:

    1.  To elect two directors for three-year terms ending in 2001 (Proposal 1);

    2. To approve the proposal to amend the Polaris Industries Inc. 1995 Stock Option Plan (Proposal 2);

    3. To approve the proposal to amend the Polaris Industries Inc. 1996 Restricted Stock Plan (Proposal 3); and

    4. To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof (Proposal 4).

    Shareholders of record at the close of business on March 25, 1998 are entitled to notice of and to vote at the Annual Meeting or any postponements or adjournments thereof.

    YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DECIDE TO ATTEND THE MEETING.

                                          By order of the Board of Directors

                                          /s/ Michael W. Malone

                                          Michael W. Malone
                                          VICE PRESIDENT -- FINANCE, CHIEF
                                          FINANCIAL OFFICER AND SECRETARY

Minneapolis, Minnesota
March 30, 1998

                            POLARIS INDUSTRIES INC.
                             1225 HIGHWAY 169 NORTH
                          MINNEAPOLIS, MINNESOTA 55441

                             ---------------------

                                PROXY STATEMENT

                              --------------------

                               PROXIES AND VOTING

    This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation by the Board of Directors and management of Polaris Industries Inc., a Minnesota corporation (the "Company"), of proxies for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at 9:00 a.m., local time, on May 21, 1998, at the Radisson Hotel and Conference Center, 3131 Campus Drive, Plymouth, Minnesota 55441 for the purposes set forth in the accompanying Notice of Meeting.

    Each shareholder entitled to vote at the Annual Meeting who signs and returns a proxy in the form enclosed with this Proxy Statement may revoke such proxy at any time prior to its use by giving notice of such revocation to the Company in writing or in open meeting. Unless so revoked, the proxy will be voted in accordance with the instructions contained therein at the Annual Meeting and any postponements or adjournments thereof. Presence at the Annual Meeting of a shareholder will not, in itself, constitute revocation of a previously granted proxy.

    This Proxy Statement and the accompanying proxy were first mailed to shareholders on or about March 30, 1998.

    Only shareholders of record at the close of business on March 25, 1998 (the "Record Date") will be entitled to notice of and to vote the shares of common stock, $.01 par value per share, of the Company (the "Common Stock") held by them on that date at the Annual Meeting or any postponements or adjournments thereof. At the close of business on the Record Date, the Company had outstanding 26,354,668 shares of Common Stock.

    Holders of Common Stock of record at the close of business on the Record Date will be entitled to one vote per share on the (1) election of directors,
(2) approval of the amendment of the Polaris Industries Inc. 1995 Stock Option Plan, (3) approval of the amendment of the Polaris Industries Inc. 1996 Restricted Stock Plan, and (4) any other business to be transacted at the Annual Meeting.

    The quorum required to hold the meeting is a majority of the shares of Common Stock entitled to vote at the meeting present in person or by proxy. If a quorum is present, the affirmative vote, in person or by proxy, of a majority of shares of Common Stock present and entitled to vote at the Annual Meeting, will be necessary for the adoption of proposals 1, 2 and 3 listed in the Notice of Meeting. If a broker, other record holder, or nominee indicates on a proxy that it does not have authority to vote certain shares on a particular matter, those shares will not be considered present and will not effect the outcome of the vote. Abstentions are treated as being present and, because the affirmative vote of a majority of the shares of Common Stock present and entitled to vote on a particular proposal is necessary for adoption of such proposal, the effect of an abstention is a vote against the proposal.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of March 3, 1998 by each shareholder known to the Company who then beneficially owned more than 5% of the outstanding shares of Common Stock, each director of the Company, each nominee for director, each executive officer named in the Compensation Table set forth later in this Proxy Statement and all such officers and directors as a group. As of March 3, 1998, there were 26,234,550 shares of Common Stock outstanding.

                                                                    SHARES
                                                                  BENEFICIALLY   PERCENT
              NAME AND ADDRESS OF BENEFICIAL OWNER                   OWNED       OF CLASS
----------------------------------------------------------------  -----------  ------------
The Capital Group Companies, Inc. (1)                              1,792,800          6.8%

Trimark Financial Corporation (2)                                  2,138,900          8.2%

W. Hall Wendel, Jr. (3)(4)(5)                                      1,492,410          5.7%
Chairman of the Board of Directors
  and Chief Executive Officer

Kenneth D. Larson (4)(5)                                             182,626        *
President, Chief Operating Officer and Director

Charles A. Baxter (4)(5)                                             360,130          1.4%
Vice President -- Engineering
  and General Manager -- Engines

Jeffrey A. Bjorkman (4)(5)                                            28,198        *
Vice President, Manufacturing

Ed Skomoroh (4)(5)                                                    98,145        *
Vice President -- Marketing

Andris A. Baltins (6)                                                 12,325        *
Director

Raymond J. Biggs                                                       2,000        *
Director

Beverly F. Dolan                                                       9,500        *
Director

Robert S. Moe                                                        294,000          1.1%
Director

Gregory R. Palen                                                       4,000        *
Director

Stephen G. Shank                                                         600        *
Director

All directors and executive                                        2,522,683          9.6%
  officers as a group
  (12 persons) (4)(5)

------------------------

 *  Represents less than 1%.

(1) The address of The Capital Group Companies, Inc. is 333 South Hope Street, Los Angeles, California 90071. The information set forth herein is based on the Schedule 13G dated February 10, 1998 filed with the Securities and Exchange Commission.

(2) The address of Trimark Financial Corporation is One First Canadian Place, Suite 5600, P.O. Box 487, Toronto, Ontario M5X 1E5. The information set forth herein is based on the Schedule 13G dated February 11, 1998 filed with the Securities and Exchange Commission.

(3) Mr. Wendel's address is 1225 Highway 169 North, Minneapolis, Minnesota 55441. Includes 150,000 shares held in the Wendel Foundation of which Mr. Wendel is Vice President.

(4) Includes 18,060, 12,040, 5,115, 3,855 and 5,115 restricted shares of Common Stock awarded to Messrs. Wendel, Larson, Baxter, Bjorkman and Skomoroh respectively and 47,200 aggregate restricted shares of Common Stock awarded to all executive officers as a group under Polaris' 1996 Restricted Stock Plan. The restricted shares become freely tradeable only upon the Company achieving certain compounded earnings growth targets within a four year period.

(5) Includes 40,500, 27,000, 13,500, 7,500 and 12,000 shares subject to stock options that were granted to Messrs. Wendel, Larson, Baxter, Bjorkman and Skomoroh respectively and 105,000 aggregate shares subject to stock options that were granted to all executive officers as a group under Polaris' Stock Option Plan, which will vest and become exercisable on May 10, 1998.

(6) Includes 2,500 shares held in trust for Mr. Baltins' children and 3,000 held in trust for one of Mr. Baltins' parents. Other members of the law firm of Kaplan, Strangis and Kaplan, P.A., of which Mr. Baltins is a member and which serves of counsel to the Company, beneficially own 52,900 shares.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

    The Board of Directors of the Company consists of eight directors. The Board is divided into three classes serving staggered three-year terms. Each of the directors, with the exception of Mr. Wendel who has been a director since September 1994 and Mr. Biggs who has been a director since May 1996, became a director of the Company upon the conversion of Polaris Industries Partners L.P. to corporate form in December 1994. The term of office of directors in Class I, Messrs. Baltins and Larson, expires in 1998. The term of office of directors in Class II, Messrs. Biggs, Dolan and Moe, expires in 1999 and the term of office of directors in Class III, Messrs. Palen, Shank and Wendel expires in 2000. There are no family relationships between or among any executive officers or directors of the Company.

    The Board of Directors proposes that the following nominees, all of whom are currently serving as Class I directors, be elected as Class I directors for a new term of three years and until their successors are duly elected and qualified:

                               Andris A. Baltins
                               Kenneth D. Larson

    Except where authority has been withheld by a shareholder, the enclosed proxy will be voted for the election of the two nominees to the Company's Board of Directors. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO ELECT THE NOMINEES AS CLASS I DIRECTORS OF THE COMPANY.

    In the event any or all of the nominees shall become unavailable to serve as a director before election, votes will be cast pursuant to authority granted by the enclosed proxy for such person or persons as may be designated by the Board of Directors.

INFORMATION CONCERNING NOMINEES AND DIRECTORS

                     DIRECTORS STANDING FOR ELECTION -- CLASS I

                  ANDRIS A. BALTINS                Director since 1994
     [PHOTO] Mr. Baltins, 52, has been a member of the law firm of Kaplan, Strangis and Kaplan, P.A. since 1979. He is a director of Adams Outdoor Advertising, Inc., the managing general partner of Adams Outdoor Advertising Limited Partnership, an outdoor advertising company. Mr. Baltins is also a director of various private and non-profit corporations. Mr. Baltins serves on the Audit Committee and the Compensation Committee of the Board of Directors of the Company.

                  KENNETH D. LARSON                Director since 1994
     [PHOTO] Mr. Larson, 57, has been the President and Chief Operating Officer of the Company since the conversion of Polaris Industries Partners L.P. to corporate form in December 1994. He was the President and Chief Operating Officer of Polaris Industries Capital Corporation ("PICC"), the managing general partner of Polaris Industries Associates L.P., which was the operating general partner of Polaris Industries L.P., from 1987 through the conversion of Polaris Industries Partners L.P. to corporate form in 1994. Prior thereto, Mr. Larson was Executive Vice President of The Toro Company, responsible for its commercial, consumer and international equipment business, and held a number of general management positions after joining The Toro Company in 1975. Mr. Larson serves as a director and a member of the audit and compensation committees of Featherlite Trailers, a manufacturer of stock and car trailers and as a director and a member of the compensation committee of Destron Fearing Corp., a manufacturer of animal identification devices. Mr. Larson is also a director of various private corporations. Mr. Larson serves on the Executive Committee of the Board of Directors of the Company.

                         DIRECTORS CONTINUING IN OFFICE
              CLASS II -- TERM EXPIRES AT THE 1999 ANNUAL MEETING

                  RAYMOND J. BIGGS                Director since 1996
     [PHOTO] Mr. Biggs, 60, was the Chairman of Huntington Bancshares of Michigan, a financial institution, from 1990 through 1994. From 1971 through 1990, Mr. Biggs was Chairman of a predecessor of Huntington Bancshares. Since 1994, Mr. Biggs has been a private investor and currently serves as a director of Huntington Bancshares. Mr. Biggs is also a director of the Michigan State University Business School and various private and non-profit corporations. Mr. Biggs is a member of the Stock Award Compensation Committee of the Board of Directors of the Company.

                  BEVERLY F. DOLAN                Director since 1994
     [PHOTO] Mr. Dolan, 70, was the Chairman and Chief Executive Officer of Textron Inc., a multi-industry company with operations in aerospace technology, commercial products and financial services, from 1986 through 1992. Since 1992, Mr. Dolan has been a private investor and currently serves as a director of First Union Corporation, a bank holding company; and FPL Group, Inc., a Florida electrical power producer. Mr. Dolan is Chairman of both the Compensation Committee and the Stock Award Compensation Committee of the Board of Directors of the Company.

                  ROBERT S. MOE                Director since 1994
     [PHOTO] Mr. Moe, 67, was Executive Vice President and Treasurer of PICC from 1987 through 1992. From 1981 to 1987, Mr. Moe was Executive Vice President and Treasurer of a predecessor of the Company. Since 1992, Mr. Moe has been a private investor and currently serves as a director and member of the audit committee of Digi International Inc., a provider of data communications hardware and software. Mr. Moe serves on the Compensation Committee and the Executive Committee of the Board of Directors of the Company.

                         DIRECTORS CONTINUING IN OFFICE
              CLASS III -- TERM EXPIRES AT THE 2000 ANNUAL MEETING

                  GREGORY R. PALEN                Director since 1994
     [PHOTO] Mr. Palen, 42, has been Chairman and Chief Executive Officer of Spectro Alloys, an aluminum manufacturing company since 1989 and Chief Executive Officer of Palen/Kimball Company, a heating and air conditioning company, since 1980. He is a director of Valspar Corporation, a painting and coating manufacturing company. Mr. Palen is also a director of various private and non-profit corporations. Mr. Palen serves on the Audit Committee of the Board of Directors of the Company.

                  STEPHEN G. SHANK                Director since 1994
     [PHOTO] Mr. Shank, 54, has been the President and Chief Executive Officer of Learning Ventures, Inc., a provider of education programs, since September 1991. Prior thereto, from 1988, he was Chairman and Chief Executive Officer of Tonka Corporation, a marketer and manufacturer of toy and game products. Mr. Shank is a director of National Computer Systems, Inc., an information services company. Mr. Shank is also a director of various private and non-profit corporations. Mr. Shank is the Chairman of the Audit Committee of the Board of Directors of the Company.

                  W. HALL WENDEL, JR.                Director since 1994
     [PHOTO] Mr. Wendel, 55, is the Chairman and Chief Executive Officer of the Company and was Chief Executive Officer of PICC from 1987 to 1994. From 1981 to 1987, Mr. Wendel was Chief Executive Officer of the predecessor of Polaris Industries Partners L.P., which was formed to purchase the snowmobile assets of the Polaris E-Z-GO Division of Textron Inc. Before that time, Mr. Wendel was President of the Polaris E-Z-GO Division for two years and prior thereto, held marketing positions as Vice President of Sales and Marketing and National Sales Manager since 1974. Mr. Wendel is Chairman of the Board of Directors and Chairman of the Executive Committee of the Board of Directors of the Company.

DIRECTORS' REMUNERATION

    Directors who are also full-time employees of the Company receive no additional compensation for service as directors. During fiscal year 1998, the Company intends to pay each nonemployee director an annual director's fee of $27,500, at least $5,000 of which will be payable in Common Stock Equivalents (as described below).

    The Company maintains a deferred compensation plan for directors, the Polaris Industries Inc. Deferred Compensation Plan for Directors (the "Deferred Compensation Plan"), under which directors who are not officers or employees of the Company ("Outside Directors") will receive annual awards of Common Stock Equivalents and can elect to defer all or a portion of their cash directors' fees and have the deferred amounts deemed invested in additional Common Stock Equivalents. These "Common Stock Equivalents" are phantom stock units, i.e., each Common Stock Equivalent represents the economic equivalent of one share of Common Stock. Dividends will be credited to Outside Directors as if the Common Stock Equivalents were outstanding shares of Common Stock. Such dividends will be converted into additional Common Stock Equivalents. The Deferred Compensation Plan will remain effective until May 10, 2005, unless terminated earlier by the Board of Directors.

    As of each quarterly date on which retainer fees are payable to Outside Directors, each Outside Director will automatically receive an award of Common Stock Equivalents having a fair market value of $1,250.

    An Outside Director can also defer all or a portion of the retainer and/or meeting fees that would otherwise be paid to him or her in cash. Such deferred amounts will be converted into additional Common Stock Equivalents based on the then fair market value of the Common Stock.

    As soon as practicable after an Outside Directors' Board service terminates, he or she will receive a distribution of a number of shares of Common Stock equal to the number of Common Stock Equivalents then credited to him or her under the Deferred Compensation Plan. Upon the death of an Outside Director, the shares will be issued to his or her beneficiary. Upon a change in control of the Company (as defined in the Deferred Compensation
Plan), however, each Outside Director will receive a cash payment equal to the value of his or her accumulated Common Stock Equivalents.

    A maximum of 75,000 shares of Common Stock will be available for issuance under the Deferred Compensation Plan. The Deferred Compensation Plan may be terminated or amended at any time.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors of the Company held a total of four meetings during 1997 and acted through one written action. All directors attended at least 75 percent of the meetings of the Board of Directors and any committee on which such directors served during the period, except Mr. Baltins who attended all meetings of the Board of Directors and one Audit Committee meeting.

    The Board of Directors has designated four standing committees. The Executive Committee, consisting of Messrs. Wendel, Moe and Larson, reviews and makes recommendations to the Board of Directors regarding the strategic plans and allocation of resources of the Company and exercises the authority of the Board of Directors on specific matters as delegated to it from time to time. The Executive Committee met once during 1997. The Audit Committee, consisting of Messrs. Shank, Baltins and Palen, reviews and makes recommendations to the Board of Directors with respect to the financial and legal posture of the Company, recommends the appointment of independent public accountants, reviews the reports and evaluations of the Company's independent public accountants and monitors improvements of any financial reporting discrepancies, receives internal audit reports and ensures corrections are made on any financial reporting deficiencies, monitors adherence to established corporate policies and practices including standards of business conduct and initiates and monitors any special audits that it may deem appropriate. The Audit Committee held a total of two meetings during 1997. The Compensation Committee, consisting of Messrs. Dolan, Moe and Baltins, reviews and makes recommendations to the Board of Directors regarding the compensation of officers of the Company, employee profit sharing, and other benefit plans and also provides recommendations to the Board of Directors regarding a management succession plan for the Company. The Compensation Committee held a total of two meetings and acted through one unanimous written action in 1997. The Stock Award Compensation Committee, consisting of Messrs. Dolan and Biggs, makes recommendations to the Board of Directors regarding stock-based incentives. The Stock Award Compensation Committee met once during 1997.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Polaris Industries Inc., a Delaware corporation wholly owned by the Company, (the "Operating Subsidiary"), leases office and warehouse space in a suburb of Minneapolis, Minnesota from 1225 North County Road 18 Limited Partnership (the "1225 Partnership"). Mr. Baxter, Vice President -- Engineering and General Manager -- Engines of the Company, Mr. Wendel and Mr. Moe are among the partners in the 1225 Partnership. Under the lease, which was entered into in 1983 and amended in 1990 and 1996, the Operating Subsidiary leases 60,127 square feet of warehouse space and 31,733 square feet of office space from the 1225 Partnership. The lease is on a "triple net" basis and provides for annual rent of $2.50 per square foot of warehouse space and $5.50 per square foot of office space and is adjusted annually by increases in the consumer price index, not to exceed 3.5% annually. Total lease payments for the years ended December 31, 1997, 1996, and 1995 were $495,000, $482,000 and $469,000 respectively. The term of the lease expires in 2002.

    Andris A. Baltins, a member of the Board of Directors, is also a member of the law firm of Kaplan, Strangis and Kaplan, P.A. which provided legal services to the Company during 1997. It is anticipated that Kaplan, Strangis and Kaplan, P.A. will provide certain legal services to the Company in 1998.

VOTING ARRANGEMENTS

    In connection with the conversion of Polaris Industries Partners L.P. to corporate form, Mr. Wendel and Mr. Victor Atkins entered into an agreement dated as of August 25, 1994 which provides, among other things, that for so long as Mr. Atkins owns no less than 3% of the outstanding shares of the Common Stock, he will vote such shares in favor of the Company's nominees for election to the Board of Directors of the Company.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file initial reports of ownership and reports of changes of ownership of the Company's common stock with the Securities and Exchange Commission. Executive officers and directors are required to furnish the Company with copies of all Section 16(a) reports that they file. To the Company's knowledge, based solely upon a review of the copies of those reports furnished to the Company during 1997 and written representations that no other reports were required, the Company believes that during 1997, all filing requirements applicable to its directors, executive officers and 10% beneficial owners, if any, were complied with.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

    Set forth below is information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1997, 1996 and 1995 of those persons who were, as of December 31, 1997, (i) the Chief Executive Officer and (ii) the four other most highly paid executive officers whose total annual salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1997 (the "Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM COMPENSATION
                                                                       -------------------------------------------
                                           ANNUAL COMPENSATION                            AWARDS          PAYOUTS
                                    ---------------------------------              ---------------------  --------
                                                        OTHER ANNUAL     STOCK     RESTRICTED   OPTIONS/    LTIP      ALL OTHER
          NAME AND                   SALARY    BONUS    COMPENSATION    AWARD(S)      STOCK       SARS    PAYOUTS   COMPENSATION
     PRINCIPAL POSITION       YEAR  ($) (A)   ($) (B)      ($) (C)      ($) (D)      ($) (E)    (#) (F)     ($)        ($) (G)
----------------------------- ----  --------  --------  -------------  ----------  -----------  --------  --------  -------------
W. Hall Wendel, Jr.           1997  $240,000  $244,800       --        $       0   $  214,755    18,000   $     0   $     23,520
  Chairman of the Board       1996  $240,000  $230,400       --        $       0   $  328,050    21,000   $     0   $     25,200
  and Chief Executive Officer 1995  $240,000  $264,000       --        $ 391,500   $        0    40,500   $     0   $     13,500

Kenneth D. Larson             1997  $190,000  $199,500       --        $       0   $  143,170    12,000   $     0   $     20,330
  Chief Operating             1996  $190,000  $216,600       --        $       0   $  218,700    14,000   $     0   $     21,850
  Officer and President       1995  $190,000  $247,000       --        $       0   $        0    27,000   $     0   $     12,250

Charles A. Baxter             1997  $150,000  $132,000       --        $       0   $   59,869     5,000   $     0   $     13,246
  Vice President --           1996  $150,000  $124,500       --        $       0   $   94,163     6,000   $     0   $     12,981
  Engineering and             1995  $150,000  $127,500       --        $  43,500   $        0    13,500   $     0   $     11,142
  General Manager -- Engines

Jeffrey A. Bjorkman           1997  $116,923  $116,923       --        $       0   $   51,371     4,300   $     0   $     10,356
  Vice President --           1996  $100,000  $ 90,000       --        $       0   $   62,775     4,000   $     0   $      9,038
  Manufacturing               1995  $ 96,923  $ 82,385       --        $ 264,375   $        0     7,500   $     0   $      7,500

Ed Skomoroh                   1997  $140,000  $109,200       --        $       0   $   59,869     5,000   $     0   $     12,577
  Vice President --           1996  $140,000  $116,200       --        $       0   $   94,163     6,000   $     0   $     12,615
  Marketing                   1995  $135,516  $128,740       --        $       0   $        0    12,000   $     0   $     11,000

----------------------------------
(A) Includes amounts deferred by the Executive Officers under the Company's 401(k) retirement savings plan and SERP.

(B) Bonus payments are reported for the year in which the related services were performed.

(C) The Company provides health club memberships, club dues, financial planning and tax preparation, Exec-U-Care coverage, as well as standard employee medical, dental, and disability coverage to its Executive Officers. In 1997, Mr. Bjorkman also received a one-time relocation payment. The value of all such "Other Annual Compensation" is less than the minimum of $50,000 or 10% of the total cash compensation for each person reported above.

(D) On March 1, 1994 an aggregate of 168,000 First Rights, similar to restricted shares, were granted to Polaris employees pursuant to the 1987 Management Ownership Plan, including 12,000, 15,000, 7,500, 3,000, and 7,500 for
    Messrs. Wendel, Larson, Baxter, Bjorkman and Skomoroh. In addition, Mr. Bjorkman was granted 9,000 First Rights in August, 1994. These First Rights converted to stock on January 1, 1997 (50%) and January 1, 1998 (50%). In January, 1995, Mr. Bjorkman was granted 9,000 First Rights which convert to stock on January 1, 1998 (50%) and January 1, 1999 (50%) provided that Mr. Bjorkman is employed by the Company at that time. Messrs. Wendel and Baxter were given special grants of 13,500 and 1,500 First Rights, respectively, in May, 1995 which immediately converted into common stock as a reward for the successful conversion of the Company to a publicly held corporation. These First Rights vested immediately. These are the total outstanding restricted shares or stock units with respect to First Rights held by the Chief Executive Officer and the other four highest paid executive officers as of December 31, 1997. The share price at the close of business on December 31, 1997 was $30.5625; therefore, the value of the total outstanding restricted shares for the Executive Officers at the end of the fiscal year was $183,375, $229,219, $114,609, $458,438 and $114,609 respectively for Messrs.
    Wendel, Larson, Baxter, Bjorkman and Skomoroh.

(E) The Company granted restricted stock awards to the named officers in 1996 and 1997. The restricted stock awards were approved by the Stock Award Compensation Committee of the Board of Directors and in accordance with the Restricted Stock Plan. The amounts shown in this column are the value of the restricted shares as of the date of grant. The restricted shares become freely tradeable only upon the Company achieving certain compounded earnings growth targets within a four year period. The total number and value of restricted stock holdings as of December 31, 1997 for the named officers are as follows: Messrs. Wendel, 18,060, $551,959, Larson, 12,040, $367,973,
    Baxter, 5,115, $156,327, Bjorkman, 3,855, $117,818 and Skomoroh, 5,115,
    $156,327.

(F) The Company granted stock options to employees (including the Executive Officers) in 1996 and 1997. The Stock Option grants were approved by the Stock Award Compensation Committee of the Board of Directors and in accordance with the 1995 Stock Option Plan.

(G) Consists of Company matching contributions to the 401(k) retirement savings plan and SERP. The SERP plan began July 1, 1995 and is a nonqualified plan which mirrors the 401(k) plan without the Internal Revenue Service contribution limitations. The Executive Officers each received $8,000 in matching contributions to the 401(k) plan. The SERP contributions were $15,520, $12,330, $5,246, $2,356, and $4,577 respectively for Messrs.
    Wendel, Larson, Baxter, Bjorkman and Skomoroh.

    The Company does not maintain any defined benefit or actuarial pension plan under which benefits are determined primarily by final compensation and years of service.

OPTION GRANTS FOR 1997 AND POTENTIAL REALIZABLE VALUES

    The following table sets forth as to each of the named executive officers information with respect to option grants during 1997 and the potential realizable value of such option grants: (i) the number of shares of Common Stock underlying options granted during 1997 (ii) the percentage that such option represent of all options granted to employees during 1997, (iii) the exercise price, (iv) the expiration date and (v) the potential realizable value, assuming a 5% and 10% annual rate of appreciation, for all stockholders. The 5% and 10% assumed rates of growth are for illustrative purposes only. They are not intended to predict future stock prices, which will depend on market conditions and other factors such as the Company's performance.

                         OPTION GRANTS DURING 1997 AND
                      ASSUMED POTENTIAL REALIZABLE VALUES

                                                                                                          POTENTIAL REALIZABLE
                                                                   INDIVIDUAL GRANTS                             VALUE
                                                              ---------------------------                  AT ASSUMED ANNUAL
                                                                % OF TOTAL                                RATES OF STOCK PRICE
                                                                 OPTIONS                                      APPRECIATION
                                                  NUMBER OF     GRANTED TO     EXERCISE                     FOR OPTION TERM
                                                   OPTIONS     EMPLOYEES IN      PRICE     EXPIRATION   ------------------------
NAME                                               GRANTED     FISCAL YEAR     ($/SHARE)      DATE          5%           10%
-----------------------------------------------  -----------  --------------  -----------  -----------  -----------  -----------
W. Hall Wendel, Jr.............................      18,000        12.59%      $   25.75      03/11/07  $   291,493  $   738,700
Kenneth D. Larson..............................      12,000         8.39%      $   25.75      03/11/07  $   194,328  $   492,466
Charles A. Baxter..............................       5,000         3.50%      $   25.75      03/11/07  $    80,970  $   205,194
Jeffrey A. Bjorkman............................       4,300         3.01%      $   25.75      03/11/07  $    69,634  $   176,467
Ed Skomoroh....................................       5,000         3.50%      $   25.75      03/11/07  $    80,970  $   205,194

OPTION EXERCISES AND VALUES FOR 1997

    The following table sets forth as to each of the named executive officers information with respect to option exercises during 1997 and the status of their options on December 31, 1997: (i) the number of shares of Common Stock underlying options exercised during 1997, (ii) the aggregate dollar value realized upon the exercise of such options, (iii) the total number of exercisable and non-exercisable stock options held on December 31, 1997 and (iv) the aggregate dollar value of in-the-money exercisable options on December 31, 1997.

                  AGGREGATED OPTION EXERCISES DURING 1997 AND
                       OPTION VALUES ON DECEMBER 31, 1997

                                                                                                               VALUE OF
                                                                                                             IN-THE-MONEY
                                                                                                              OUTSTANDING
                                                                                   SHARES COVERED BY            OPTIONS
                                                SHARES          GAIN AT           OUTSTANDING OPTIONS        12/31/97 (A)
                                                COVERED        EXERCISE      -----------------------------   -------------
NAME                                         BY EXERCISES        DATE         EXERCISABLE    UNEXERCISABLE    EXERCISABLE
-------------------------------------------  -------------   -------------   -------------   -------------   -------------
W. Hall Wendel, Jr.........................       --              --                    0          79,500         --
Kenneth D. Larson..........................       --              --                    0          53,000         --
Charles A. Baxter..........................       --              --                    0          24,500         --
Jeffrey A. Bjorkman........................       --              --                    0          15,800         --
Ed Skomoroh................................       --              --                    0          23,000         --


NAME                                         UNEXERCISABLE
-------------------------------------------  -------------
W. Hall Wendel, Jr.........................  $    149,906
Kenneth D. Larson..........................  $     99,938
Charles A. Baxter..........................  $     45,156
Jeffrey A. Bjorkman........................  $     32,413
Ed Skomoroh................................  $     42,813

------------------------

(A) Stock options were granted in 1995, 1996 and 1997. The exercise price for the 1995 options is $29.00 per share; the exercise price for the 1996 options is $33.75 per share and the exercise price for the 1997 options is $25.75. The closing Common Stock price reported for the New York Stock Exchange Composite Transactions on December 31, 1997 (the last trading day of calendar year 1997) was $30.5625.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
  ARRANGEMENTS

    An agreement with Mr. Wendel provides benefits in the event of death, disability, retirement or severance. If, during the term of his employment, Mr. Wendel becomes totally disabled, the Company will pay monthly disability payments of $4,167 during his lifetime until age 65. In the event of the death of Mr. Wendel during his employment or while receiving disability payments, the Company will pay Mr. Wendel's designated beneficiary a total of $500,000 in monthly payments over ten years. In the event of termination of employment without cause, the Company will pay a total of $500,000 in monthly installments over ten years commencing on Mr. Wendel's 65th birthday or, if later, retirement. In the event of voluntary termination of employment by Mr. Wendel, the Company will pay $50,000 for each full year of service (including the period during which disability payments are received) after September 14, 1982, up to $500,000 in monthly installments over ten years commencing on Mr. Wendel's 65th birthday or, if later, retirement.

    The Company has employment agreements (the "Agreements") with the persons named in the Summary Compensation Table which become effective only upon a Change in Control (as defined in the Agreements). If upon or within 24 months after a Change in Control, any of the persons named in the Summary Compensation Table terminates his employment for Good Reason or such employee's employment is terminated without Cause (as such terms are defined in the Agreements), he will be entitled to all accrued but unpaid compensation and benefits and a lump-sum cash payment equal to two times such employee's average annual cash compensation (including cash bonuses, but excluding the award or exercise of stock options or stock grants) for the three fiscal years (or lesser number of years if the employee's employment has been of shorter duration) of the Company immediately preceding such termination. If such termination occurs before a cash bonus for any preceding fiscal year has been paid, the Company is required to pay to the employee the amount of the employee's cash bonus for such preceding fiscal year as soon as it is determinable and such amount is to be included in the determination of the payment to be made pursuant to the Agreement. No cash bonus shall be paid for any part of the fiscal year in which the termination occurs.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Directors consists of Beverly F. Dolan, Robert S. Moe and Andris A. Baltins. Mr. Moe was Executive Vice President and Treasurer of a predecessor of the Company from 1981 through 1992. Mr. Baltins is a member of the law firm of Kaplan, Strangis and Kaplan, P.A., which provided legal services to the Company during 1997. It is anticipated that Kaplan, Strangis and Kaplan, P.A. will provide certain legal services to the Company during 1998.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION PHILOSOPHY

    The Company's executive total compensation program is tied closely to Company performance and aimed at enabling the Company to attract and retain the best possible executive talent, aligning the financial interests of the Company's management with those of its shareholders and rewarding those executives commensurably with their ability to drive increases in shareholder value. The program consists of a combination of base salary, annual profit sharing awards, stock options, restricted stock, group benefits and supplemental perquisites.

1997 EXECUTIVE COMPENSATION

    When taken as a whole, the goal of Polaris' executive total compensation program is to significantly correlate the level of executive compensation with the level of Company performance. This is accomplished through the use of a combination of annual profit sharing and long-term stock-based compensation programs in conjunction with the minimal guaranteed/fixed compensation.

    There are no executives who received compensation in excess of $1 million during 1997 as defined by Section 162(m) of the Internal Revenue Code.

    Based upon a formal study of executive compensation of publicly-held peer companies for comparable positions conducted in the spring of 1996, 1995 executive total cash compensation (sum of actual base salary and annual profit sharing payouts) was approximately at the market 25th percentile. 1995 executive total compensation (sum of total cash compensation, present value of long-term incentive grants, and Company contributions for benefits and perquisites) was approximately at the market median.

    In fiscal year 1996 and fiscal year 1997, base salaries for executives remained relatively constant; the three most highly compensated executives have not received any base salary increases in the last three years. Annual bonuses for 1997 were paid in accordance with the established Company profit sharing plan. Stock options for 1997 were approved by the Stock Award Compensation Committee of the Board of Directors and in accordance with the 1995 Stock Option Plan. Restricted stock awards for 1997 were approved by the Stock Award Compensation Committee of the Board of Directors and in accordance with the 1996 Restricted Stock Plan. The long-term incentive opportunity for executives was divided approximately evenly between stock options and restricted stock.

1997 CHIEF EXECUTIVE OFFICER COMPENSATION

    1997 CEO GUARANTEED COMPENSATION (BASE SALARY, BENEFITS AND PERQUISITES)

    - Base salary remained at $240,000 for 1997, the same level as the previous five years.

    - Benefits and perquisites paid to Mr. Wendel during 1997 included club memberships, club dues, financial planning and tax preparation, Exec-U-care coverage, as well as standard employee medical, dental, and 401(k) retirement savings plan participation. In addition, the company adopted a supplemental executive retirement program on July 1, 1995 to mirror the 401(k) plan.

    1997 CEO ANNUAL BONUS (PROFIT SHARING AWARD)

    - In accordance with the established Company profit sharing plan, Mr. Wendel received a profit sharing payout of $244,800 in March 1998 for his 1997 performance, an increase of $14,400 from the prior year profit sharing payout. Company performance determines the amount of aggregate funding for the profit sharing plan. The specific amount of Mr. Wendel's payout was determined based on his individual contributions to the Company's success.

    1997 CEO STOCK OPTION AND RESTRICTED STOCK GRANTS

    - On March 11, 1997, Mr. Wendel was granted 18,000 stock options and 8,340 restricted stock awards at $25.75/share. The options were granted in accordance with the 1995 Stock Option Plan and vest on the third anniversary of the date of grant. The restricted stock awards were granted in accordance with the 1996 Restricted Stock Plan and the restricted shares granted thereunder become freely tradeable only upon the Company achieving certain compounded earnings growth targets within a four year period.

                    SUBMITTED BY THE COMPENSATION COMMITTEE
                      OF THE COMPANY'S BOARD OF DIRECTORS

    BEVERLY F. DOLAN             ROBERT S. MOE             ANDRIS A. BALTINS
 Compensation Committee      Compensation Committee      Compensation Committee

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

    The following graph compares the cumulative total investor return of the Partnership and the Company with the Standard & Poor's 500 Composite Stock Index and Media General's Sport Vehicles Industry Group Index. The graph assumes the investment of $100 on January 1, 1992 in units of Beneficial Assignment of Class A Limited Partnership Interests ("BACs") of Polaris Industries L.P. (the "Partnership") and the two indexes mentioned above, the reinvestment of all distributions and dividends, and the exchange of BACs for shares of Common Stock of the Company on December 22, 1994. The returns of the Partnership, the Company and each index have been weighted annually for their market capitalization on December 31st of each year.

    The investor return shown on the graph is not necessarily indicative of future investor return. Additionally, some portion of the historical total cumulative investor return of the Partnership, attributable to its structure as a master limited partnership, may not be available in Polaris' present corporate structure. As a partnership, Polaris and its investors were subject to a single level of federal income taxation on partnership earnings at the investor level. The Company is subject to corporate taxation on earnings. In addition, its shareholders are subject to taxation on dividends to the extent of earnings and profits. Furthermore, as a partnership, Polaris followed a policy of distributing a substantial percentage of cash generated from operations to investors. The Board of Directors of the Company will consider a number of factors, including the after-tax earnings and the capital requirements of the Company, in declaring dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

   COMPARISON OF 5-YEAR CUMULATIVE TOTAL
                  RETURN
of Polaris Industries Inc.,
S&P 500 Index, and Sport Vehicle Index
                                               Polaris  Sport Vehicle Index    S&P 500 Index
1992                                           $100.00              $100.00          $100.00
1993                                           $160.49              $119.40          $110.08
1994                                           $262.56              $124.04          $111.54
1995                                           $256.35              $126.65          $153.45
1996                                           $211.95              $163.87          $188.69
1997                                           $279.16              $198.17          $251.64
Assumes $100 Invested on Jan. 1, 1992
Assumes Dividend Reinvested
Fiscal Year Ended Dec. 31, 1997
Source: Media General Financial Services

             PROPOSAL 2 -- AMENDMENT OF THE POLARIS INDUSTRIES INC.
                             1995 STOCK OPTION PLAN

    The Company's Board of Directors has unanimously approved an amendment to the Polaris Industries Inc. 1995 Stock Option Plan (the "Stock Option Plan") to increase the number of shares of Common Stock reserved for issuance thereunder from 1,350,000 shares (after giving effect to a 50% share dividend declared and paid by the Company in 1995) to 2,350,000 shares and has recommended such amendment to the Company's shareholders.

    As of the Record Date, of the 1,350,000 shares of Common Stock originally reserved under the Stock Option Plan, 589,167 shares of Common Stock were available for future grants under the Stock Option Plan. The Board of Directors believes that the grant of stock options to officers and key employees of the Company is a vital factor in attracting and retaining effective and capable employees who contribute to the growth and success of the Company and in establishing a direct link between the financial interests of such employees and of the Company's shareholders and that it is prudent to increase the number of shares of Common Stock available for future grants at this time.

    The proposed amendment to the Stock Option Plan would revise the terms of
Section 4 of the Stock Option Plan to read as follows:

        4.  Shares Subject to the Plan

           Options in respect of an aggregate of up to 2,350,000 shares of the Common Stock of the Company, par value $.01 per share (the "Common Stock"), shall be available for award under the Plan. In any calendar year during the term of this Plan, no employee shall be awarded Options in respect of more than 600,000 shares of Common Stock. No more than 2,350,000 shares of Common Stock may be issued pursuant to Incentive Stock Option awards. If any Option shall cease to be exercisable in whole or in part for any reason, the shares which were covered by such Option but as to which the Option had not been exercised shall again be available under the Plan. Shares issuable under the Plan shall be made available from authorized and unissued shares or previously issued and outstanding shares of Common Stock reacquired by the Company.

    Other than the increase in the number of shares of Common Stock reserved for issuance pursuant to options, no additional amendments to the Stock Option Plan are contemplated at this time.

    Set forth below is a summary of certain provisions of the Stock Option Plan and the tax consequences to the Company and employees who receive stock options thereunder.

GENERAL PROVISIONS

    DURATION OF THE STOCK OPTION PLAN; SHARES TO BE ISSUED. The Stock Option Plan became effective on March 15, 1995 and it will remain effective until March 15, 2005 unless terminated earlier by the Board of Directors.

    The shares of Common Stock to be issued or delivered under the Stock Option Plan will be authorized and unissued shares or previously issued and outstanding shares of Common Stock reacquired by the Company. Shares of Common Stock covered by any unexercised portions of terminated options and shares of Common Stock subject to any awards which are otherwise surrendered by Stock Option Plan participants without receiving any payment or other benefit with respect thereto may again be subject to new awards under the Stock Option Plan.

    On March 25, 1998, the closing price of the Common Stock on the New York Stock Exchange was $37.00 per share.

    STOCK OPTION PLAN ADMINISTRATION. The Stock Option Plan is administered by the Stock Award Compensation Committee of the Board of Directors. The Stock Award Compensation Committee is comprised solely of non-employee directors of the Company who are not eligible to participate in the Stock Option Plan. The Stock Award Compensation Committee determines the employees who will be eligible for and granted awards, determines the amount and type of awards, establishes rules and guidelines relating to the Stock Option Plan, establishes, modifies and determines terms and conditions of awards and takes such other action as may be necessary for the proper administration of the Stock Option Plan.

    STOCK OPTION PLAN PARTICIPANTS. Any employee of the Company may be selected by the Stock Award Compensation Committee to receive an award under the Stock Option Plan. Presently, there are approximately 3,300 employees eligible to participate in the Stock Option Plan. It is not possible at this time to determine the number or identity of all of the individuals who will actually receive grants of stock options under the Stock Option Plan on or prior to March 15, 2005.

AWARDS AVAILABLE UNDER STOCK OPTION PLAN

    Awards to employees under the Stock Option Plan may take the form of stock options meeting the requirements of Section 422 of the Internal Revenue Code of 1986 ("Incentive Stock Options") and stock options which do not meet such requirements ("Nonqualified Stock Options"). The duration of each option will be determined by the Stock Award Compensation Committee, but no option will be exercisable more than ten years after the date of grant. The exercise price for stock options must be at least equal to 100% of the fair market value of the Common Stock on the date of grant of such option. The exercise price will be payable in cash or in such other form as the Stock Award Compensation Committee may approve in the applicable award agreement, including, without limitation, by a cashless exercise through a broker or the delivery to the Company of (i) a promissory note equal to the exercise price (but the par value of the shares must be paid in cash) or (ii) shares of Common Stock owned by the participant for at least six months.

    The options will be subject to restrictions on exercise, such as exercise in periodic installments or upon attainment of specified performance criteria, as determined by the Stock Award Compensation Committee. Stock options granted under the Stock Option Plan will not be transferable except by will or the laws of descent and distribution and may be exercised only by a participant during his or her lifetime.

    Unless otherwise determined by the Stock Award Compensation Committee and provided in the applicable option agreement, options will be exercisable within thirty days of any termination of employment other than termination due to disability, death or normal retirement (but not later than the expiration date of the option). The options will be exercisable within one year of a termination of employment by reason of disability, death or normal retirement (but not later than the expiration date of the option), but an Incentive Stock Option will not be exercisable more than three months after retirement.

TERMINATION AND AMENDMENT

    The Board may amend or terminate the Stock Option Plan at any time but, without an optionee's consent, no such action will affect or in any way impair the rights of such optionee under any award granted prior to such action, and no amendment will be made without the approval of the Company's shareholders if such approval is required to maintain the compliance of the Stock Option Plan with Section 162(m) of the Internal Revenue Code of 1986.

ANTIDILUTION PROVISIONS

    The amount of shares authorized to be issued under the Stock Option Plan, and the terms of outstanding stock options, may be adjusted to prevent dilution or enlargement of rights in the event of any stock dividend, reorganization, reclassification, recapitalization, stock split, combination, merger, consolidation or other capitalization change of similar effect.

WITHHOLDING OBLIGATIONS

    The Company has the right to deduct from an optionee's salary, bonus or other compensation any taxes required to be withheld with respect to options granted under the Stock Option Plan. Alternatively, an optionee can satisfy his or her withholding obligations under the Stock Option Plan by tendering shares of Common Stock owned by such optionee or reducing the number of shares issuable pursuant to the award.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a brief summary of the principal federal income tax consequences of awards under the Stock Option Plan to United States citizens based upon current federal income tax laws. The summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences. Changes in the law and the regulations may modify the discussion, and, in some cases, changes may be retroactive. In addition, tax consequences may vary depending upon the personal circumstances of individual holders of options and the tax requirements applicable to residents of countries other than the United States.

    An option holder will not recognize income upon the grant of an option under the Stock Option Plan or at any other time prior to the exercise of the option. Upon exercise of a Nonqualified Option, the option holder will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date the option is exercised over the exercise price of the option. This income is subject to withholding and other employment taxes. The Company is entitled to a deduction in a like amount for compensation income recognized by the option holder.

    A subsequent taxable disposition of shares of Common Stock acquired upon exercise of a Nonqualified Option and held as a capital asset will result in a capital gain or loss measured by the difference between the fair market value of the Common Stock on the date the option was exercised and the amount realized on later disposition. The gain or loss will be long-term if the shares of Common Stock are held for more than 18 months, mid-term if held for more than 12 months but less than 18 months, and short-term if held for 12 months or less.

    An option holder will not recognize income upon the grant or exercise of an Incentive Stock Option under the Stock Option Plan. The difference between the fair market value of the Common Stock on the date of exercise and the exercise price, however, is an item of adjustment for purposes of the alternative minimum tax.

    If an option holder who has acquired shares of Common Stock by the exercise of an Incentive Stock Option makes a taxable disposition of the stock at least two years after the date the option was granted and at least one year after the transfer of the stock to the option holder, the option holder generally will recognize a long-term or mid-term capital gain or loss measured by the difference between the exercise price and the selling price.

    If an option holder who has acquired shares of Common Stock by the exercise of an Incentive Stock Option makes a taxable disposition of the stock within two years from the date the option was granted or within one year after the transfer of the stock to the option holder, a disqualifying disposition occurs. In that event, the option holder recognizes ordinary income equal to the lesser of the actual gain or the difference between the exercise price and the fair market value of the Common Stock on the date of exercise. This income is subject to withholding and other employment taxes. If a loss is sustained on such a disposition, the loss will generally be treated as a capital loss. If the amount received on the disqualifying disposition exceeds the fair market value of the Common Stock on the date of exercise, the excess will generally be either a long-term, mid-term, or short-term capital gain.

    The deductibility by the Company of amounts recognized as ordinary income by option holders upon the exercise of stock options may be limited under certain provisions of the Internal Revenue Code, including the $1 million deduction limit per executive under Section 162(m) and the limit with respect to certain payments in connection with a change in control under Section 280G.

BOARD RECOMMENDATION

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE "FOR" AMENDMENT OF THE POLARIS INDUSTRIES INC. 1995 STOCK OPTION PLAN.

             PROPOSAL 3 -- AMENDMENT OF THE POLARIS INDUSTRIES INC.
                           1996 RESTRICTED STOCK PLAN

    The Company's Board of Directors has unanimously approved an amendment to the Polaris Industries Inc. 1996 Restricted Stock Plan (as amended and restated, the "Restricted Stock Plan") to increase the number of shares of Common Stock reserved for issuance thereunder from 500,000 to 800,000 and has recommended such amendment to the Company's shareholders.

    As of the Record Date, of the 500,000 shares of Common Stock reserved for issuance under the Restricted Stock Plan, 254,050 shares were available for future awards under the plan. The Board of Directors believes that restricted share awards, particularly performance-based awards, to officers and key employees of the Company are a vital factor in attracting and retaining effective and capable employees who contribute to the growth and success of the Company and in establishing a direct link between the financial interests of such employees and the performance of the Company and that it is prudent to increase the number of shares of Common Stock available for future awards at this time.

    The proposed amendment to the Restricted Stock Plan would revise the terms of Section 4.01 of the Restricted Stock Plan to read as follows:

           4.01 NUMBER OF SHARES OF STOCK ISSUABLE. Subject to adjustments as provided in Section 6.03, the maximum number of shares of Stock available for issuance under the Plan shall be 800,000. The Stock to be offered under the Plan shall be authorized and unissued Stock, or Stock which shall have been reacquired by the Company and held in its treasury. In any calendar year, no Participant shall receive awards in excess of 250,000 shares of Stock, subject to adjustments as provided in
       Section 6.03.

    Other than an increase in the number of shares of Common Stock reserved for issuance as awards under the Restricted Stock Plan, no additional amendments to the plan are contemplated at this time.

    Set forth below is a summary of certain provisions of the Restricted Stock Plan and the tax consequences to the Company and employees who receive restricted share awards under the plan.

GENERAL PROVISIONS

    DURATION; SHARE AUTHORIZATION. The Restricted Stock Plan became effective on January 25, 1996 and will remain effective until January 25, 2006 unless terminated earlier by the Board.

    The shares of Common Stock issued or delivered under the Restricted Stock Plan may be authorized and unissued shares, or issued shares which have been reacquired by the Company and held in its treasury. Forfeited Restricted Shares may again be subject to awards under the Restricted Stock Plan.

    On March 25, 1998, the closing price of the Common Stock on the New York Stock Exchange was $37.00 per share.

    ADMINISTRATION. The Restricted Stock Plan is administered by the Stock Award Compensation Committee of the Board of Directors or such other committee as the Board may designate. The Stock Award Compensation Committee determines the employees who will be eligible for and granted awards, determines the amount of awards, establishes rules and guidelines relating to the Restricted Stock Plan, establishes, modifies and determines terms and conditions of awards and takes such other action as may be necessary for the proper administration of the Restricted Stock Plan.

    PARTICIPANTS. Any employee of the Company or its subsidiaries may be selected by the Committee to receive an award under the Restricted Stock Plan. At the present time, approximately 3,300 persons are eligible to participate in the Restricted Stock Plan. It is not possible at this time to determine the number or identity of all of the individuals who will actually receive awards of Restricted Shares under the Restricted Stock Plan on or prior to January 25, 2006.

    AWARDS UNDER RESTRICTED STOCK PLAN. The Stock Award Compensation Committee may award to any participant Restricted Shares that are subject to terms and conditions established by the Stock Award Compensation Committee. In general, Restricted Shares will be non-transferable and subject to a risk of forfeiture during a period of time set by the Committee. The Stock Award Compensation Committee may provide for such transfer and forfeiture restrictions to lapse in installments and/or upon the occurrence of specified events. The restrictions may be based on performance goals, periods of service or other standards established by the Stock Award Compensation Committee.

    The Restricted Stock Plan authorizes awards intended to qualify as "performance-based" for purposes of Section 162(m) of the Internal Revenue Code and awards that may not so qualify. Performance goals may include one or more of the following: share price appreciation, earnings, cash flow, revenues and total shareholder return.

    If the participant's employment with the Company terminates during the restriction period, his or her rights with respect to the Restricted Shares will be forfeited. Except as provided in the applicable award agreement, all forfeiture restrictions will lapse if the termination is a discharge without cause (as defined) or is due to the participant's death, disability or retirement. Forfeiture restrictions also lapse upon a change in control of the Company (as defined) or in cases of special circumstances where the Stock Award Compensation Committee deems a waiver of the restrictions to be appropriate.

    TERMINATION AND AMENDMENT. The Board may amend or terminate the Restricted Stock Plan but, without a participant's consent, no such action shall affect or in any way impair the rights of such participant under any award granted prior to such action.

    WITHHOLDING OBLIGATIONS. The Company has the right to deduct from a participant's salary, bonus or other compensation any taxes required to be withheld with respect to awards made under the Restricted Stock Plan. In the Stock Award Compensation Committee's discretion, a Participant may be permitted to elect to have withheld from the shares otherwise issuable to the participant, or to tender to the Company, the number of shares of Common Stock whose fair market value equals the amount required to be withheld.

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following is a brief summary of the principal federal income tax consequences of awards under the Restricted Stock Plan to United States citizens based upon current federal income tax laws. The summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences. Changes in the law and the regulations may modify the discussion, and, in some cases, changes may be retroactive. In addition, tax consequences may vary depending upon the personal circumstances of individual awardees and the tax requirements applicable to residents of countries other than the United States.

    Due to the presence of transfer and forfeiture restrictions, a grant of Restricted Shares has generally no tax consequences for the Company or the participant. Except as discussed below, the full fair market value of Common Stock issued as Restricted Shares will be taxed as ordinary income to the participant when the restrictions on the stock expire, with such value being determined at the time of such expiration. The Company will receive a corresponding tax deduction at the same time.

    The participant may, under Section 83(b) of the Internal Revenue Code, elect to report the current fair market value of Restricted Shares as ordinary income as of the date of grant of the Restricted Shares, even though the shares of Common Stock are subject to forfeiture restrictions. If a participant makes such an election, the Company will receive an immediate tax deduction for such fair market value of the shares in the year of grant, but will receive no deduction for any subsequent appreciation during or after the restriction period.

    In the case of Restricted Shares as to which no Section 83(b) election is filed, the participant's tax basis in the shares of Common Stock received equals the amount of ordinary income recognized by the participant upon the lapse of the restrictions with respect to such shares plus any amount paid by the participant for the shares. Upon a subsequent sale or exchange of the shares, the amount realized by the participant in excess of his or her tax basis will be short-term, mid-term or long-term capital gain or loss, depending on the period of time the participant has held the shares after the restrictions lapse. The Company will receive no additional deduction at the time of disposition of the Common Stock by the participant.

    In the case of Restricted Shares as to which a Section 83(b) election is made, any appreciation in the value of the subject shares of Common Stock after a date of grant will be recognized as capital gain by the participant at such time as the participant disposes of the shares in a taxable transaction. Any capital gain then realized will be long-term, mid-term or short-term, depending upon how long the participant has held the shares from the date of grant.

    The deductibility by the Company of amounts recognized as ordinary income by participants with respect to Restricted Shares may be limited under certain provisions of the Internal Revenue Code, including the $1 million deduction limit per executive under Section 162(m) and the limit with respect to certain payments in connection with a change in control under Section 280G.

BOARD RECOMMENDATION

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS VOTE "FOR" AMENDMENT OF THE POLARIS INDUSTRIES INC. 1996 RESTRICTED STOCK PLAN.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors, on the recommendation of the Audit Committee, selected the firm of Arthur Andersen LLP as its independent public accountants to examine the financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 1997. Representatives of Arthur Andersen LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

    Any proposal of a shareholder intended to be presented at the Company's 1999 Annual Meeting of Shareholders must be received by the Secretary of the Company, for inclusion in the Company's proxy statement relating to the 1999 Annual Meeting, by November 1, 1998.

                                 OTHER MATTERS

    The Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than the proposals referred to above. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting in accordance with the judgment of the person or persons voting the proxies.

                             ADDITIONAL INFORMATION

    A copy of the Annual Report of the Company for the year ended December 31, 1997, has also been mailed under this cover to each shareholder. Additional copies of the Annual Report, the Notice of Annual Meeting, this Proxy Statement and the accompanying proxy may be obtained from Michael W. Malone, the Vice President -- Finance, Chief Financial Officer and Secretary of the Company.

    The Polaris Industries Inc. Annual Report on Form 10-K, on file with the Securities and Exchange Commission, may be obtained without charge, upon written request to Polaris Industries Inc., 1225 Highway 169 North, Minneapolis, Minnesota 55441, attention: Investor Relations. Copies of exhibits to Form 10-K may be obtained upon payment to the Company of the reasonable expense incurred in providing such exhibits.

    The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting, the form of proxy and other material which may be sent to the shareholders will be borne by the Company. The Company has retained D.F. King & Co., Inc., 77 Water Street, New York, New York 10005, to aid in the solicitation of proxies. For these services, the Company will pay D.F. King & Co., Inc. a fee of $7,000 and reimbursement of its expenses. In addition, directors, officers and regular employees of the Company, at no additional compensation, may solicit proxies by telephone, facsimile, telegram or in person. Upon request, the Company will reimburse brokers and other persons holding shares of Common Stock for the benefit of others for their expenses in forwarding proxies and accompanying material and in obtaining authorization from beneficial owners of the Company's Common Stock to give proxies.

                                          By order of the Board of Directors

                                          /s/ Michael W. Malone

                                          Michael W. Malone
                                          VICE PRESIDENT -- FINANCE, CHIEF
                                          FINANCIAL OFFICER
                                          AND SECRETARY

March 30, 1998

                            POLARIS INDUSTRIES INC.
                             1225 HIGHWAY 169 NORTH
                          MINNEAPOLIS, MINNESOTA 55441

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints W. Hall Wendel, Jr. and Michael W. Malone, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes such Proxies to represent and to vote, as designated below, all the shares of Common Stock, $.01 par value of Polaris Industries Inc. held of record by the undersigned on March 25, 1998, at the Annual Meeting of Shareholders to be held on May 21, 1998, or any postponements or adjournments thereof.

 1.  ELECTION OF  / /  FOR all nominees listed    / /  WITHHOLD AUTHORITY to
     DIRECTORS       below (except as marked to      vote for all nominees below
                     the contrary below)
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THE NOMINEE'S NAME IN THE SPACE PROVIDED BELOW)

Nominees to serve for a term of three years expiring at the 2001 Annual Meeting of Shareholders.

-------------------------  -------------------------
    Andris A. Baltins          Kenneth D. Larson

    2.  PROPOSAL TO AMEND THE POLARIS INDUSTRIES INC. 1995 STOCK OPTION PLAN

            / /  FOR            / /  AGAINST            / /  ABSTAIN

    3.  PROPOSAL TO AMEND THE POLARIS INDUSTRIES INC. 1996 RESTRICTED STOCK PLAN

            / /  FOR            / /  AGAINST            / /  ABSTAIN
    The Proxies are authorized to vote in their discretion with respect to other matters which may come before the meeting.

                          (CONTINUED ON REVERSE SIDE)

                          (CONTINUED FROM OTHER SIDE)

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

    Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                --------------------------------
                                                Signature

                                                --------------------------------
                                                Signature if held jointly

                                                Dated:
                                                --------------------------------

               PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE